                               PRINCETON CAPITAL
                                FINANCE COMPANY


                               November 14, 1995

via fax (301) 731-0765
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Dr. S.P.S. Anand, President
Dennis H. O'Brien, CFO
Applied Research Corporation ("ARC")
8201 Corporate Drive, Suite 1120
Landover, MD 20785

Dear Dr. Anand:

     This letter is to inform Applied Research Corporation and you as it's President and Personal Guarantor, that ARC is in default under the terms of its Contracts Financing Agreement with Princeton Capital Finance Company LLC ("PCFC"), and specifically the First Amendment thereto, as follows:

     1. Since the First Amendment was executed in May of 1995, ARC has failed to execute and/or implement a separate agreement with Financial Support Services, Inc. of Princeton, New Jersey, for the control of and funds to cover the calculation, disbursement, and total tax payments on ARC's "gross plus" payroll.

     2. ARC has failed to maintain a savings account in its name into which it is required to deposit, on a weekly basis, sums sufficient to aggregate at least the $135,5561.68 due to the State of Maryland.

     3. ARC has failed to make any payments into the 401(k) pension plan for its employees to cover the back due amounts, in excess of $400,000, borrowed from such plan by ARC and utilized by ARC to finance the research and development efforts of one of it's affiliates or other operations, as you have previously informed us. This failure is a default not only under ARC's Contracts Financing Agreement with PCFC but also under ARC's contract with NASA, and PCFC has been led to believe.

     4. On November 9, 1995, ARC's Form 2848 attorney of record with the IRS, Gunk L. Thomas, Esq., was notified by the Internal Revenue Service ("IRS") that, on November 7, 1995, the IRS has filed a lien against ARC for sums due under its 941 employee withholding obligation, for the fourth quarter of 1994, and the first and second quarters of 1995, for a sum in excess of $750,000. This failure to comply with federal employee withholding requirements is precisely the result which the First Amendment to the Financing Agreement was designed to prevent.

Until such time as these defaults are cured, all residuals received by PCFC will be applied to outstanding mobilization loans.

     PCFC is not obligated to inform ARC of these defaults in writing, pursuant to the terms of the Financing Agreement and the Guaranties, but does so merely as a courtesy to ARC. PCFC is also not obligated, during periods of default such as this, to fund ARC on a continuing basis and may suspend financing as is its right. ARC has fifteen (15) days within which to cure its arrearages to both the IRS and the 401(k) plan. Otherwise, PCFC will have no choice but to accelerate ARC's indebtedness in order to avoid the loses which will inevitably occur when the rights and remedies of those employees owed funds as a result of these failures to make deposits on their behalf are enforced.

                              Respectfully,

                              /s/ Michael F. Dolan
                              -----------------------
                              Michael F. Dolan
                              Vice President


        "Dedicated to Providing Small Business with Access to Capital"
        ---------------------------------------------------------------
                   38 Washington Road, Princeton, NJ 08550
                   * Phone: 609-275-7100 * Fax: 609-275-9191